Exhibit 10.5

AMENDMENT TO
PHANTOM STOCK AND PERFORMANCE AWARDS

The Phantom Stock Agreement between Duke Energy Corporation and James E. Rogers dated April 4, 2006, and the Performance Award Agreement between Duke Energy Corporation and James E. Rogers dated April 4, 2006 (the “Agreements”) are amended, effective August 26, 2008, as follows:

1.             A new Section 11 is added to the Agreements as follows:

“Section 11.  Compliance with Section 409A.  Notwithstanding anything contained in this Agreement to the contrary:

(a)           Payment of the award shall occur no later than 30 days after the payment date or event specified in Section 5, or such later date as provided in Section 11(c).

(b)           Payment of Dividend Equivalents described in Section 4 shall occur no later than the end of the calendar year in which they are paid with respect to the Common Stock.

(c)           This Section 11(c) applies in the event that the award is paid as a result of the termination of Grantee’s continuous employment by the Company (including Subsidiaries):

(i)            The phrase “termination of Grantee’s continuous employment” or words or phrases of similar import shall mean the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A of the Code.  In this regard, the Company and the Grantee shall take all steps necessary (including with regard to any post-termination services by the Grantee) to ensure that any termination of employment under this Agreement constitutes a “separation from service”.

(ii)           If the Grantee is a “specified employee” on his separation from service, as determined under the Company’s policy for identifying specified employees, then to the extent required in order to comply with Section 409A of the Code, any amount payable under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and that is payable as a result of a separation from service shall be paid within 30 days after the first business day that is more than six months after the date of his separation from service (or, if the Grantee dies during such six-month period, within 30 days after the Grantee’s death).

(d)           It is intended that the Agreement comply with the requirements of Section 409A of the Code.  This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  The Grantee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Grantee a copy of such amendment.  Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Grantee or other taxpayer as a result of the Agreement.”

2.             Except as explicitly set forth herein, the Agreements will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreements as of the day and year first above written.

DUKE ENERGY CORPORATION

/s/Ann Maynard Gray
By:	Ann Maynard Gray
Title:	Lead Director

/s/James E. Rogers
James E. Rogers